Exhibit 99.4

SECURITIES PURCHASE AGREEMENT

AMONG

ALCATEL-LUCENT PARTICIPATIONS,

AND

PIRELLI FINANCE (LUXEMBOURG) SA

Dated as of October 29, 2007

i

TABLE OF CONTENTS

(continued)

ii

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of October 29, 2007, is entered into by and between Alcatel-Lucent Participations (f/k/a Alcatel Participations), a société anonyme, with a capital of 11,835,017,940 euros, having its registered office at 54, rue la Boétie, 75008 Paris, France and registered in the Registry of Commerce and Companies of Paris under number 333 150 043 (“Seller”), and Pirelli Finance (Luxembourg) SA, a société anonyme, having its registered office at 35 boulevard du Prince, L-1724 Luxembourg (“Purchaser”).

WITNESSETH:

WHEREAS, prior to the execution of this Agreement, Alcatel Lucent and Avanex Corporation (the “Company”) have entered into a new Supply Agreement.

WHEREAS, prior to the execution of this Agreement, Compagnie Financière Alcatel-Lucent and Pirelli Broadband Solutions SpA have entered into a Supply Agreement.

WHEREAS, as of the date hereof, Seller owns of record 28,295,868 shares of common stock, par value $.001 per share, of the Company (the “Shares”).

WHEREAS, in connection with the agreements referred to in the first two recitals above, and upon the terms and subject to the conditions set forth in this Agreement, Seller wishes to sell the Shares to Purchaser and Purchaser wishes to purchase the Shares from Seller.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Alcatel Lucent” mean, Alcatel Lucent, a société anonyme, with a capital of 4,619,358,282 euros, having its registered office at 54, rue la Boétie 75008, Paris, France.

“Alcatel Lucent Group” means Alcatel Lucent and all Affiliates thereof.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks located in New York, New York, Milan, Italy or Paris, France are authorized or required by Law to close.

“Contract” means any oral or written contract, agreement, covenant, commitment, arrangement, understanding, settlement, indenture, note, bond, loan, instrument, lease, guarantee, conditional sales contract, mortgage, deed of trust, security agreement, royalty, license, franchise or insurance policy.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Law” means any U.S., French, Italian or other foreign, federal, state, provincial, local, municipal or other law (including common law), constitution, statute, code, ordinance, rule, bylaw, regulation, or other similar mandate or requirement.

“Lien” means any lien, security interest, mortgage, pledge, charge, restriction on transfer (whether under the Securities Act, the Exchange Act, the Stockholders’ Agreement or otherwise), or other encumbrance.

“Intellectual Property” means all intellectual property rights of any nature under the Law of the U.S. or any other country, including all trademarks, service marks, trade names, trade dress, domain names, copyrights, letters patent, mask works and other semiconductor chip rights, trade secrets and any other intellectual property rights, and any applications, registrations and renewals thereof.

“Order” means any order, judgment, determination, decision, consent or other decree, injunction, ruling, or stipulation by or with any governmental agency, court authority, or other body (whether U.S. or non-U.S., extranational, federal, state, local or otherwise).

“Person” means any Person, individual, corporation, partnership, trust, limited liability company or other non-governmental entity or any governmental agency, court, authority or other body (whether U.S., or non-U.S., extranational, federal, state, local or otherwise).

“Pirelli” means Pirelli & C. SpA, a company organized under the laws of Italy, having its registered office in Milan, Via Gaetano Negri, 10, registered in the Register of Enterprises of Milan under number 00860340157.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Stockholders’ Agreement” means the Stockholders’ Agreement made and entered into as of July 31, 2003, among the Company, Alcatel Lucent and Corning Incorporated.

1.2 Terms Defined Elsewhere in the Agreement. As used in this Agreement, the following terms have the meanings set forth in the Sections indicated:

Term	Section
Affiliate	Section 3.6

Agreement	Preamble

Closing	Section 2.3

Company	Recitals

ICC	Section 6.5

Purchase Price	Section 2.2

Purchaser	Preamble

Seller	Preamble

Shares	Recitals

1.3 Other Definitional Provisions.

(a) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) Whenever the context so requires, gender-specific pronouns include the neuter, masculine and feminine.

(d) The term “€” means Euro.

(e) The term “including” shall be deemed to be immediately followed by the term “but not limited to”.

ARTICLE II

Purchase and Sale of the Shares

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, the Shares, free and clear of all Liens.

2.2 Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller in consideration for the sale and delivery of the Shares is €33,427,397 (the “Purchase Price”).

2.3 Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place on or before November 5, 2007, or at such other date as Seller and Purchaser may agree in writing. At the Closing, the following transactions will take place:

(a) Purchaser will pay the Purchase Price by wire transfer of immediately available funds to the following account of Seller:

ALUP bank details for a payment to be received in EUR : FR76 30003 03620 00020058317 35.

(b) Seller will deliver to Purchaser a stock certificate evidencing the Shares, bearing no restrictive legends and registered in the name of Seller accompanied by a duly executed stock transfer power endorsed to Purchaser with such other documents as may be necessary for the issuance of a stock certificate evidencing the Shares, bearing no restrictive legends, registered in the name of Purchaser. Delivery will be made at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153.

ARTICLE III

Representations and Warranties of Seller

Seller represents and warrants to Purchaser as follows (which representations and warranties shall survive the Closing):

3.1 Existence and Power. Seller is a société anonyme duly organized, validly existing and in good standing under the laws of the Republic of France.

3.2 Authorization. The execution, delivery and performance of this Agreement by Seller are within Seller's powers and have been duly authorized by all necessary action on the part of Seller. This Agreement constitutes a legal, valid and binding agreement of Seller, enforceable against it, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws effecting the enforcement of creditors' rights generally and (ii) for limitations imposed by general principles of equity.

3.3 Compliance. The execution, delivery and performance of this Agreement by Seller do not require on its part any consent, approval, authorization or permit of, or filing with or notification to, any governmental or non-governmental body, agency or official or any other Person other than under the Stockholders Agreement (which has been given) or as required by Sections 13(d) and 16 of the Exchange Act and other filings or notifications that are immaterial to the consummation of the transactions contemplated hereby.

3.4 Non-contravention. The execution, delivery and performance of this Agreement by Seller do not and will not violate (a) the internal governance documents of Seller, (b) any applicable Law or Order binding upon Seller, or (c) the Stockholders’ Agreement or any other agreement or other instrument binding upon Seller that would affect Seller’s ability to consummate the transactions contemplated hereby.

3.5 Ownership of the Shares. Seller owns, of record and beneficially, the Shares, free and clear of any Liens. Other than the Shares, neither Seller nor any other member of the Alcatel Lucent Group owns, of record or beneficially, directly or indirectly, shares of, or any subscription, warrant, option or other rights (such as preemptive rights or rights of first refusal) to purchase or acquire shares of, any class of capital stock of the Company or securities convertible into or exchangeable for such capital stock and has any intent to acquire any such shares or any such rights.

3.6 U.S. Federal Securities Law Matters. Seller is not, and is not deemed to be, an “affiliate” of the Company as defined in Rule 144(a) of the Securities Act or Rule 405 of the Securities Act (an “Affiliate”), Seller has not been an Affiliate of the Company during the preceding three months and the two-year period described in Rule 144(k) of the Securities Act has elapsed. The sale of the Shares to Purchaser will comply with all requirements of Rule 144(k) of the Securities Act. Attached hereto as Exhibit A is a true and correct copy of an opinion of the Company’s counsel with respect to the removal of all legends on the certificates evidencing the Shares.

3.7 Non-Public Information. Seller does not possess any material non-public information concerning the Company (including any affiliates thereof) or its securities. No member of the Alcatel Lucent Group is a party to any Contract with the Company relating to Intellectual Property Rights other than (i) the Intellectual Property License Agreement, dated as of July 31, 2003, entered into by and between Alcatel Lucent and the Company, listed as Exhibit 10.33 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and (ii) the agreement, dated as of November 10, 2005, entered into by and between Alcatel Lucent and the Company, which, with the consent of the Company, Seller furnished in redacted form to Purchaser.

3.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, Seller does not make any representation or warranty herein, express or implied, Seller disclaims all such other representations or warranties and Seller has not relied on any representations or warranties of Purchaser except those expressly set forth in Article IV.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows (which representations and warranties shall survive the Closing):

4.1 Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Luxembourg.

4.2 Authorization. The execution, delivery and performance of this Agreement by Purchaser are within Purchaser's powers and have been duly authorized by all necessary action on the part of Purchaser. This Agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against it, except (i) as such enforcement is limited by bankruptcy, insolvency and other similar laws effecting the enforcement of creditors' rights generally and (ii) for limitations imposed by general principles of equity.

4.3 Compliance. The execution, delivery and performance of this Agreement by Purchaser do not require on its part any consent, approval, authorization or permit of, or filing with or notification to, any governmental or non-governmental body, agency or official or any other Person other than as required by Sections 13(d) and 16 of the Exchange Act and other filings or notifications that are immaterial to the consummation of the transactions contemplated hereby.

4.4 Non-contravention. The execution, delivery and performance of this Agreement by Purchaser do not and will not violate (a) the internal governance documents of Purchaser, (b) any applicable Law or Order binding upon Purchaser, or (c) any agreement or other instrument binding upon Purchaser that would affect Purchaser’s ability to consummate the transactions contemplated hereby.

4.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, Purchaser does not make any representation or warranty herein, express or implied, Purchaser disclaims all such other representations or warranties and Purchaser has not relied on any representations or warranties of Seller except those expressly set forth in Article III.

ARTICLE V

Conditions

5.1 Conditions to the Obligations of Seller. The obligation of Seller to sell the Shares is subject to the condition precedent that the representations and warranties of Purchaser contained in Article IV of this Agreement are true and correct on and as of the Closing in all respects with the same effect as though the representations and warranties had been made on and as of the Closing.

5.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to purchase the Shares is subject to the condition precedent that the representations and warranties of Seller contained in Article III of this Agreement are true and correct on and as of the Closing in all respects with the same effect as though the representations and warranties had been made on and as of the Closing.

ARTICLE VI

General Provisions

6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation or receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by telecopy or telefacsimile or (iii) on the date of confirmation or receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by an internationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) If to Seller, to:

Alcatel Lucent
54, rue la Boetie
75008 Paris, France
Attention:	Direction Juridique
Fax: +331 40 76 15 34

with a copy to (which shall not constitute notice):

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention:	Ronald R. Papa, Esq.
Lauren K. Boglivi, Esq.
Fax: 212.969.2900

(b) If to Purchaser, to:

Pirelli Finance (Luxembourg) SA
35 Boulevard du Prince
L-1724 Luxembourg
Attention:	Bernard Huppert
Fax: +41 61 316 43 75
+352 22 99 28 822

in each case with a copy to (which shall not constitute notice):

Pirelli & C. SpA
Viale Sarca, 222.
20126 Milan, Italy
Attention:	Luciano Gobbi
Fax: +39 02 6442 3480

- and -

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Ellen J. Odoner, Esq.
Fax: (212) 310-8007

6.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.3 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

6.4 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the parties hereto, and their respective successors and permitted assigns and is not intended, nor shall it be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy or claim hereunder.

6.5 Arbitration. All disputes under this Agreement shall be settled by arbitration as follows:

(a) The matter in dispute to be settled by arbitration shall be submitted to a panel of three (3) arbitrators who shall each be nominated, appointed and confirmed by the International Court of Arbitration of the International Chamber of Commerce in Paris, France (the “ICC”) in accordance with the Rules of Arbitration of the ICC.

(b) Each party shall appoint one arbitrator within fifteen (15) days after giving or receiving the demand for arbitration. The two arbitrators thus appointed shall, within fifteen (15) days after both have been appointed, appoint the third arbitrator.

(c) Any appointment required herein not made within the prescribed time shall be made by the ICC.

(d) The proceedings shall be conducted in English and all arbitrators shall be fluent in English.

(e) The arbitration shall take place in New York, New York, United States of America.

(f) The determination of the arbitrators shall be conclusive and binding upon the parties and judgment may be entered thereon and enforced by any court of competent jurisdiction and each party hereby irrevocably consents to the jurisdiction of such courts for such purpose.

(g) The cost of any arbitration proceeding will be assessed against the unsuccessful party and the arbitrators will be required to make such cost part of any ruling issued by them.

6.6 Public Announcement. None of the parties shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld or delayed), unless in the reasonable judgment of such party, disclosure is otherwise required by Law, in which case the party intending to make such release shall use its commercially reasonable efforts, consistent with Law, to consult with the other parties with respect to the timing and content thereof. Alcatel Lucent and Pirelli will issue the press releases attached as Exhibits B-1 and B-2, respectively, on the date hereof.

6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to agreements to be performed entirely within such state, including all matters of construction, validity and performance, without regard to principles of conflicts of law thereof.

6.8 Fees and Expenses. Each of the party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Any sales, transfer, recordation, documentary stamp or similar taxes or charges applicable to, or resulting from, the sale and transfer by Seller of the Shares as contemplated by this Agreement shall be borne by Seller.

6.9 No Joint Venture. Nothing contained herein and no action taken by Seller, on the one hand, and Purchaser, on the other hand, pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.

6.10 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

ALCATEL-LUCENT PARTICIPATIONS

By:	/s/ Pierre Solal
Name:	Pierre Solal
Title:	President

PIRELLI FINANCE (LUXEMBOURG) SA

By:	/s/ Bernard Huppert
Name:	Bernard Huppert
Title:	Board Member